4Q 2009 Fiscal Year 2009 Earnings Conference Call Script
Passcode: Telestone
Moderator/Speaker Dial-in Numbers (for Daqing Han John Mattio, Ren Hu)
TOLL-FREE   1-800.860.2442
TOLL/INTERNATIONAL   1-412.858.4600

Telestone Technologies Corporation (NASDAQ: TSTC)
April 1, 2010 9:00 am ET

Mr. Daqing Han – Chairman and CEO
Mr. Ren Hu — Board Secretary
Mr. John Mattio – SVP, HC International

Operator

Good day ladies and gentlemen and welcome to Telestone Technologies Corporation’s fourth quarter and full fiscal year 2009 earnings conference call. My name is Ryan and I will be your operator for today. At this time, all participants are in a listen- only mode. We will conduct a question-and-answer session at the end of this conference call. (Operator Instructions).

I would now like to turn the presentation over to your host for today's call, Mr. John Mattio from HC International, Investor Relations council for Telestone. Please proceed, John.

John Mattio

Thank you, Ryan.

Good morning ladies and gentlemen. I would like to welcome you to Telestone Technologies Corporation’s. fourth quarter and fiscal year 2009 earnings call. Joining us today from Telestone’s Beijing office is the Company’s Chairman and Chief Executive Officer, Mr. Daqing Han. Mr. Han will start with opening remarks. I will then present a more detailed review of the Company’s fourth quarter and fiscal year 2009 earnings and performance. After my presentation, Mr. Han will be available to answer questions with the Company’s Board Secretary Mr. Ren Hu’s assistance.

I would like to remind our listeners that on this call management's prepared remarks contain forward-looking statements which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" relating to the business of Telestone Technologies Corporation and its subsidiary companies can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, customer lists, raw material costs, market acceptance, future capital requirements, competition in general, and other factors that may cause actual results to be materially different from those described herein as “anticipated”, “believed”, “estimated” or “expected”. Telestone Technologies Corporation is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For those of you unable to listen to the entire call at this time, an audio replay of this call will be available for a year from PRnewswire.
Information about the webcast audio replay is available from the  Company’s  press release  on March 29th , and may also be obtained from HC International.
At this time, I would like to introduce Telestone’s Chairman and CEO, Mr. Daqing Han.   Mr. Han.

Daqing Han

Thank you, John.

Good morning and thank you for joining us for Telestone Technologies Corporation’s fourth quarter and fiscal year 2009 earnings conference call. We operate in a favorable environment, and I am pleased to report that Telestone revenue and net income had notable growth in the fourth quarter and all of 2009. Our technology and sales of our proprietary products continue to grow, our Wireless Fiber-Optics Distribution System™ technology is finding increasing market acceptance, and we anticipate increased domestic and international sales in 2010. We are excited by this upcoming year’s opportunities, which are building upon our successes in fiscal year 2009.

I would like to ask John to present a detailed overview of our operating and financial results. Thank you everyone for your continuing interest and support.   John.

John Mattio

Thank you, Mr. Han.
I would like to welcome Telestone’s shareholders, prospective shareholders and analysts who are joining us today. This call comes after the Company’s release of its fiscal year 2009 financials which were provided in a press release and SEC filing dated March 31, 2010.

Telestone is a leading innovator in local access network technologies and solutions. It is a global company with 26 sales offices throughout China and a network of international branches and sales agents. For more than 10 years, Telestone has installed radio-frequency based 1G and 2G systems throughout China for China's leading telecommunications companies. Telestone offers services that include project design, project manufacturing, installation, maintenance and after-sales support. The Company has approximately 1,200 employees.

After extensive research on the demands of telecom carriers in the 3G era, Telestone developed its third generation technology, WFDS™ (Wireless Fiber-Optics Distribution System), which provides a scalable, multi-access local access network solution for China's three cellular protocols. WFDS™ systems provide “multi-play” capabilities for media, voice, fax, closed circuit TV, data and all three protocols of Chinese cellular signals over a fiber optic cable routed directly into an installation site. WFDS™ technology was certified by the three Chinese telecommunications companies and was approved by the FCC of the United States in September 2009.

Fourth Quarter Highlights

Financial highlights for the fourth quarter of fiscal year 2009 include:

-	Q4 2009 revenues increased 129.2% to $33.0 million vs. Q4 2008
-	Q4 2009 net income increased 56.6% to $5.2 million vs. Q4 2008
-	Q4 2009 EPS increased by 56.3% to $0.50

Fiscal Year 2009 Highlights

Financial highlights for fiscal year 2009 include:

-	Revenue increased in fiscal year 2009 by 103.5% to $71.9 million compared to fiscal year 2008 and exceeded guidance of $70.0 million.

-	Gross profits increased 67.5% to $30.5 million with a gross margin of 42.4%.

-	Net income increased 77.9% to $12.5 million: and EPS was $1.21 in fiscal year 2009 compared to $0.68 in fiscal year 2008.

-	Days sales outstanding (DSO) decreased to 358 days as of December 31, 2009 from 553 days as of December 31, 2008.

Fourth Quarter Financial Results

I would now like to return to the Company’s fourth quarter performance.

Total revenues in the fourth quarter ended December 31, 2009 were $33.0 million, up 129.2% from $14.4 million in year 2008’s corresponding period. Equipment sales, totaling $8.7 million, were driven by the Company’s installation of 2G and 3G local wireless access network equipments, which are manufactured or procured for specific customer site installations, and WFDS™ installations. Service revenue, totaling $24.3 million, is a combination of billable system integration and installation charges by Telestone’s project design and implementation engineers.

Total revenue growth for the quarter was directly attributed to the Company’s sales of 2G, 3G and proprietary WFDS™ network installations throughout China.   In particular, the Company witnessed strong growth in 2G and 3G network installations from two of its key customers, China Mobile and China Unicom. The “Big Three” carriers, continue to install and support RFPA technology and legacy 2G systems when initiating new coverage areas, in addition to 3G networks installations and upgrades.

For the fourth quarter ended December 31, 2009, cost of goods sold was $21.1 million and gross profit was $11.9 million. Costs of goods include materials used in manufacturing Telestone’s 2G and 3G product lines, installation project management and labor costs at customer locations. Cost of equipment sales was $6.0 million, yielding a gross margin of 31% while cost of services was $15.1 million, yielding a gross margin of 37.9%. Overall gross margin was 36.1% compared to 53.5% for the fourth quarter of 2008.  The decrease in gross profit margins for the quarter was attributable to RFPA technology sales and 2G installations which yield a lower gross margin than WFDS™ installations with  gross margin  of 50-55%, depending on the size of the installation.

Total operating expenses for the quarter ended December 31, 2009 were $5.4 million, or 16.5% of revenues, compared to $2.7 million, or 18.8% of revenues in the same quarter in 2008. Operating income increased by 28.0% to $6.4 million in the quarter ended December 31, 2009 compared to $5.0 million in the fourth quarter of 2008. As a High and New Technology Enterprise in China, the Company expects its income tax rate to be 15.0% for a three-year period.

Net income for the fourth quarter of 2009 increased by 57.6% to $5.2 million from $3.3 million in the fourth quarter of 2008. Earnings per share were $0.50 in the fourth quarter of 2009 compared to $0.32 in the fourth quarter of 2008, based on 10.4 million diluted shares.

Fiscal Year 2009 Financial Results

I would now like to turn to Fiscal Year 2009 financial performance.

For the year ended December 31, 2009, revenues increased by 103.5% to $71.9 million from $35.3 million in fiscal year 2008. For the year ended December 31, 2009, product sales were $30.2 million, increased by 76.6%, and service sales were $41.7 million increased by 129.3%, compared to those for the year ended Dec. 31, 2008. China’s telecommunications companies’ goal to upgrade more than 200 cities in China to a 3G network platform by the close of 2009 was a principal driver of this growth. In January 2009, China’s government announced a telecommunications stimulus package in which $41.0 billion was allocated to upgrade China’s more than 900 million cellular subscribers to a 3G network platform by 2013. At the moment, Telestone has agent relationships in 28 countries worldwide and Telestone plans to continue increasing its international sales. Over 98.0% of its 2009 revenues were from sales inside China.

Telestone’s customer list includes the “Big Three” carriers in China: China Mobile, China Unicom and China Telecom. They rely on companies like Telestone to install wire and enable the “last mile” of 2G and 3G telecommunications services for commercial, residential, municipal and educational buildings and complexes in China. As of December 31, 2009, sales to China Mobile accounted for 45.4% of revenues, China Unicom 45.5%, and China Telecom 7.4% of revenues. Telestone is awarded the installation contract  obtained from the “Big Three” based on the network design solutions submitted for a particular site.  Based on the design of the network, Telestone then manufactures or procures cellular transmission hardware and utilizes local installers to install a site with a RFPA/ 2G network, 2G and 3G network, a 3G upgrade or a WFDS™ system.

The cost of equipment sales was $41.4 million for the year ended December 31, 2009 compared to $17.1 million in fiscal year 2008. Gross profits for the year ended December 31,2009 were $30.5 million, representing an increase of 67.6% from $18.2 million for fiscal year 2008.  Gross margin for the year ended December 31, 2009 was 42.4% compared to 51.6% for fiscal year 2008.  The decrease in gross margins was caused by rising costs for subcontractors utilized on network installations due to rapid industry growth and increasing demand for trained professionals, in addition to lower margin RFPA and 2G installations billed during the fourth quarter. The Company anticipates 2010 gross margins will be at least the same as or higher than gross margins for 2009.

Net income for the year ended December 31, 2009 was $12.5 million, an increase of 78.6% from $7.0 million in fiscal year 2008.   Earnings per share for the year ended December 31, 2009 were $1.21 compared to $0.68 in fiscal year 2008 based on 10.4 million basic shares outstanding.

Balance Sheet and Cash Flow Discussion

As of December 31, 2009, Telestone had cash and cash equivalents of $11.2 million compared to $7.9 million as of December 31, 2008, increased by 41.8%.  The Company maintained a current ratio of 2.18 based on $112.4 million in current assets and $51.7 million in current liabilities as of December 31, 2009. Total assets were $116.7 million, and total liabilities were $51.7 million as of December 31, 2009. As of December 31, 2009, Telestone had $89.0 million in trade receivables compared to $62.1 million as of December 31, 2008. The Company was able to reduce its days sales outstanding (DSO) from 553 days to 358 days. Included in long outstanding accounts receivable are the 10% of Telestone customers’ contract value to provide warranty services on installations for a twenty-four months period, a value which per GAAP must remain on the Company’s accounts receivable until paid in full. Allowance for doubtful accounts was $6.2 million as of December 31, 2009 compared to $5.8 million as of December 31, 2008.
Stockholders’ equity was $65.1 million as of December 31, 2009, increased by 24.1% from $52.4 million as of December 31, 2008.

Recent Events in 2010

•
On February 10, 2010, China’s State Council announced its active support for accelerating the integration of telecommunications, TV and radio broadcasting, and internet access networks. Telestone expects the government to provide policy and financial support to network integration and upgrade efforts which will help increase the Company’s sales.

•
On January 20, 2010, Telestone secured a $4 million contract from China Mobile Communications Corporation ("CMCC') to install the Company's WFDS(TM) at three colleges located in Yingkou, Liaoning Province. Telestone's WFDS(TM) system will simultaneously provide Wi-Fi service in 47 buildings, high speed internet access for more than 3,000 homes and offices, and 2/3G cellular service for more than 20,000 CMCC customers.

Business Outlook and Guidance

With forecasts of more than 900 million cell phone subscribers in China by 2013, the requirement to upgrade networks to 3G creates a tremendous opportunity for telecom providers. Telestone recognizes that servicing those telecom providers is its first priority. While exploring growth opportunities in international markets, the Company recognizes that China will be the principal growth driver for its business in the immediate future

The Company expects to grow significantly in 2010, anticipating that a higher percentage of  its installed systems will be WFDS™ systems. Installation of WFDS™ systems command higher margins, and the Company therefore expects that its annual gross margin will be at least the same  or higher in 2010 than in 2009, which was about 42%.
Telestone provided 2010 Revenue Guidance of at least $108.0 million in revenues, implying 50.0% growth year over year. Guidance is based on a number of factors and assumptions:

1.	The Company’s performance in 2009, in which gross revenues increased over 100% from 2008 revenues
2.	A favorable macroeconomic environment in China
3.	The Company’s expectation that the integration of telecommunications, TV & radio broadcasting and internet access networks in China will begin in 2010
4.	The Company’s belief that it has advanced technology and production capabilities, and strong R&D capability

With that, I would like to thank everyone participating in today’s call and for your interest in Telestone Technologies. Mr. Han is available to answer any question you may have. Operator.

Q & A

Q: The first question is on the gross margin that you set for RFPA in 2G, on basis of what are the gross margin typically that I follow up to.

A: The gross margin for RFPA is around 35%-40%.

Q: On the change of revenue YOY, you only did 23% of contribution margin which means something has to commend 23% gross margin. I am trying to figure out what that was?

A: The lower contribution margin 23% is due to the drop in product equipment margin of about 17% and also smaller increase about 3% in service and integration margin. That is why the overall margin is lower.

Q: Do you have any comments about the very high short position against your company. I am aware which the second part of the same question is. I am aware you will be pricing a secondary. And I’m assuming that the short position is being taken as an edge to a pricing of the secondary. And just to follow up any estimates as when you finally will do that secondary.

A: The plan for the secondary offering depend on the Company’s plan for this year and next year, the plan for business operation, and the Company is currently working on it and when it is ready, the Company would announce its plan for this year and next year and also the plan for the secondary offering.

Q: I see. So no comment on the very high short position in the market.

A: as you said, it is related to the secondary offering.

Q: I am looking at you forward 2010 revenue guidance which looks very strong. It seems to not effected opposite from the capital spending level that the large carriers in China has talked about meaning the wireless spending levels this year might be down significantly. From the spending wave from last year, I was wondering why your business seems to be so healthy this year with your customers’ spending level going down so dramatically.

A: The main cut in the budget of the big 3 carriers Telestone’s customers were in core network sector, not in the access network where Telestone operates in the local access network sector. They are looking for better solutions, more technical advanced solutions, and Telestone’s WFDS technology is in right position to provide solutions for carriers’ problems.

Q: My question related to your prospect to international business. I have read that you have a project in a hospital in Houston for expanding your WFDS technology. What is your prospect in 2010 for your international business expanding?

A: Thank you for your interest in Telestone’s international operations. The project in Huston is very successful and it attracted attention from the major US carriers. This project also gives us confidence for the WFDS technology to enter the international market. We plan in 2011, 2012, 2013 in the North American market, South American market and Middle East market and Southeast Asia market to have some major breakthroughs. Our plan is in 3 years to have international revenue about 30% of the Company’s total revenue. Based on such plan, we will register our American business operation subsidiary as soon as possible.

Q: Is there a potential to gain a contract in Houston?

A: We are working at it very hard and possible that will have a big project in Houston.

Q: I am just looking on the 3rd quarter balance sheet at 9.30 you had a 18.7 million of Long-term receivables, I didn’t see it on the balance sheet. Maybe you could help me out of what that is and where that and when this quarter?

A: The long-term receivables are the receivables over 12 months. After the 3rd quarter, due to the Company’s efforts, that amount has reduced to a very small amount. And also due to the different standard by different auditors, the current auditor does not have that entry of long-term receivables.

Q: So it is no long-term receivables over 12 months? It is all moved to short-term receivables then?

A: They are all in the account receivables.

Q: there is a part of receivable paid over 24 months, and where is this part of receivable, in short-term receivables?

A: They are also in the account receivables.

Q: I had some concern about DSO, it came down significantly last year. Why that happened and what do you expect?

A: The primary reason for the reduction in DSO is that a large portion of the account receivables that was put on hold due to the restructuring of the carriers in China has been received as the carriers completed their reorganizations and resumed normal payments. and that is why the DSO level is lower significantly ended up 2009. Looking forward in the normal operating environment, normal level of DSO would be around nine months.

Q: what counts for that? Why nine months?

A: This is based on the carriers’ usual operation, from the start of the project to the completion of the project and through the payment process, they are usually about nine months.

John Mattio

Closing Remarks

Thank you, Ryan.

We would like to thank you for attending Telestone’s fourth quarter and fiscal year 2009 earnings call. We look forward to updating you on our progress next quarter and seeing you in the near future at investor conferences in China and the U.S., and hopefully at our facilities. Please visit the Company’s website at http://www.telestone.com. We look forward to speaking to you again at the next earnings conference call.